Frequently Asked Questions
Regarding the Sale of BEI
Updated January 13, 2006
Sale Process

Q:	Why is Fillmore Capital Partners now buying the company instead of North American Senior Care? What happened?

A:	Fillmore Capital Partners had been working with North American Senior Care (NASC) to provide the debt and equity financing that was required for NASC to complete the purchase of BEI. During the course of negotiations with NASC, it was decided that Fillmore would become the sole purchaser and NASC would withdraw from the transaction. A proposal for this change, along with a revised offer of $12.50 per share, was presented to the BEI Board of Directors by NASC and Fillmore, and the Board accepted it.

Q:	Why did the Board agree to the price reduction?

A:	In the course of Fillmore becoming the new purchaser of BEI, there were additional negotiations on terms and conditions, including the assignment of NASC’s initial $10 million dollar deposit to Fillmore, the extension of BEI’s right to consider additional bids from other parties through December 12, 2005 without a separate termination fee, as well as the posting by Fillmore of an additional $50 million letter of credit, thereby increasing the initial good faith deposit paid to BEI to a total of $60 million.

The terms of the merger agreement permitted the Board to terminate the agreement and retain NASC’s $10 million if NASC failed to deliver the required letter of credit and equity commitment letter by November 18, 2005. After reviewing its alternatives, however, the BEI Board believed that entering into a revised agreement with the new group of purchasers at the $12.50 level, with a full $60 million deposit in hand and the ability to solicit alternative transaction proposals, would result in a better outcome for BEI stockholders than terminating the NASC agreement and incurring the risks associated with attempting to pursue other alternatives to deliver value to shareholders.

Q:	The $12.50 price is below the $12.90 bid contained in the counter-offer that was submitted by Formation Capital last August. Why did the Board agree to the lower price from Fillmore and not take the Formation Capital offer?

A:	In August, when the Board declined the Formation Capital $12.90 bid and entered into a merger agreement with NASC for $13.00, Formation Capital withdrew its bid and terminated the shareholder group that was submitting the bid. Since September 23, 2005, when changes to the terms of the NASC merger agreement permitted BEI to solicit competing bids to NASC’s $13.00 per share merger agreement, we have been in communication with Formation Capital on several occasions, as well as with other potentially interested parties regarding the possibility of submitting a competing bid. No such bids emerged from those earlier discussions.

Q:	What kind of company is Fillmore? Do they know anything about long-term care and other eldercare service businesses?

A:	We believe Fillmore is a well-known and well-regarded private equity firm focused on investments principally in the lodging and healthcare sectors.

Q:	Will the new buyers honor the commitments NASC made to keep support services in Fort Smith and to keep the principal business units together?

A:	We believe that would make good business sense for the new buying group. Fillmore has not disclosed their plans for the Fort Smith employees or the Fort Smith headquarters. We believe the resources in Fort Smith should be as valuable to them as they were to NASC.

Q:	When will the transaction be completed? What are the next steps?

A:	The stockholder meeting to obtain approval of the transaction has been set for February 14, 2006 and we are hoping to close the transaction by the end of the first quarter of this year. However, this will depend on a number of factors.

Q:	Will BEI still be a publicly traded company after the sale?

A:	When the transaction is completed, Fillmore will acquire all the shares of BEI stock. As a result, the company will become private and our stock will no longer be publicly traded.

Q:	Will states have to approve the sale of BEI?

A:	States typically have a process regarding license transfer for the operation of a healthcare facility. These license transfer processes vary considerably from state to state.

Q:	Will the new owners of BEI have to renegotiate Aegis Therapies’ existing contracts?

A:	No.
Changes

Q:	Will the management team change?

A:	Fillmore has expressed an interest in retaining key members of the BEI management team. These decisions, of course, have to be made on a case-by-case basis.

Q:	Will any Beverly Healthcare nursing homes close?

A:	It is our understanding Fillmore does not plan to close any nursing homes or hospice facilities. Beverly Healthcare will continue to regularly assess the operational effectiveness of all its facilities, however.

Q:	Will the new owner sell off BEI’s service businesses?

A:	Fillmore has indicated all intentions of keeping the nursing home and service businesses together.

Q:	Will we be operating under the same budgets after the company is sold?

A:	Until completion of the sale we will continue to operate under the current plan. Thereafter, Fillmore will make changes as they deem appropriate.

Q:	Will the Corporate Integrity Agreement (CIA) still be required under the new ownership of BEI?

A:	The terms of BEI’s Corporate Integrity Agreement will continue to apply.

Employment, Severance and Benefits

Q:	Will there be any layoffs?

A:	We believe the support services available from the BEI corporate center teams are a valuable resource for all operating units that could not be easily duplicated elsewhere. In addition, skilled caregivers and therapists are needed to provide care and services to our residents and patients. This should not change because BEI has a new owner.

Q:	If my position is eliminated as a result of the sale and I lose my job, will I get a severance payment?

A:	We and Fillmore have taken action to protect the interests of all associates following the sale of our company. If you should lose your job through no fault of your own in the year following the sale, you will receive a severance payment consistent with our current policies or, if applicable, any written agreement you may have with BEI, each to the extent you have not already been paid your severance benefits.

For more information about BEI’s severance policies and how they apply to your specific situation, contact the Associate Service Center at 1-800-777-2363.

Q:	If a terminated employee executes a waiver and release of claims in favor of the company, will the employee forfeit his or her entitlement to unemployment benefits as a result?

A:	Unemployment compensation laws vary significantly from state to state and cannot be generalized in a single response. However, an employee’s execution of a release and waiver upon his or her termination should normally have no bearing on the employee’s right to receive unemployment benefits.

Q:	Will associates who continue to be employed after the sale of the company receive the same compensation and benefits following the sale that they were receiving prior to the sale?

A:	The merger agreement provides that for a period of twelve months following the sale of the company continuing employees will receive the same level of base salary and wages, as well as health, retirement and other benefits, on substantially the same terms as are in effect immediately before the sale (with certain specified exceptions). Of course, the terms and conditions of employment for certain employees will still be subject to any collective bargaining agreements that are in effect after the sale.

Q:	How will accrued vacation be treated if the company is sold?

A:	The merger agreement provides that for a period of at least twelve months following the sale of the company, employees will have the same rights with respect to any accrued vacation as they had immediately prior to the sale.
401(k) Plans, Deferred Compensation and Transactions in Company Stock

Q:	Will the sale of the company put the Beverly 401(k) plan at risk?

A:	No. Employees’ 401(k) deferrals are held in a trust for the sole benefit of the employees making those deferrals and may not legally be used for any purpose other than providing benefits to those employees. Participants that have any portion of their 401(k) plan invested in BEI stock, however, should be aware of the potential volatility of the stock based on the current situation and assess whether this remains a prudent investment in light of their individual circumstances.

Q:	Can employees take distributions of their 401(k) plan accounts following the sale of the company?

A:	Employees will have the same rights with respect to their 401(k) plan accounts after the sale of the company that they had before the sale of the company. Distributions from an employee’s 401(k) account will only be permitted after the sale to the extent a distribution would have been permitted before the sale. For example, if an employee ceases to be employed by the company after the sale, the employee would be entitled to make a qualifying rollover of his or her account balance to another employer’s 401(k) plan or an individual retirement account to the same extent that the employee would have been able to do so had his or her employment terminated prior to the sale of the company.

Q:	How will the sale of the company affect the stock that I own?

A:	You will be entitled to receive the same $12.50 per share consideration as our public stockholders for any shares you own as of the effective date of the sale of the company.

Q:	Can I buy or sell Beverly stock before the transaction closes?

A:	As a rule, employees who are not directors or executive officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, who are not “affiliates” of the company under Rule 144 of the Securities Act of 1933, as amended, and who are not in possession of any material non-public information about the company, may transact freely in company stock and securities linked to company stock. However, because of the nature of the proposed merger and the continuing diligence associated with it, it is possible that employees who would not normally possess material non-public information may now, or at some time in the future, come into possession of such information. Therefore, all associates seeking to purchase or sell BEI securities should obtain prior approval for those trades from our legal department.

The company cannot and does not offer any advice on buying or selling company stock or any securities linked to company stock. For this type of advice, employees should consult with their financial advisers.

Q:	What will happen with the employee stock purchase plan after the transaction closes? If shares are to be sold, could the proceeds be rolled into some other company plan to avoid or limit taxes on the gains?

A:	The employee stock purchase plan will be terminated at or prior to the closing of the transaction. All BEI shares accumulated in the plan will be exchanged for cash at $12.50 per share (according to the terms of the merger agreement). Plan participants will be taxed on any gain according to their holding period under IRS guidelines (short- vs. long-term gains). For more information, you should consult your tax or financial adviser.

Q:	How will options and restricted stock be affected by the sale of the company?

A:	Under the terms of the merger agreement, restricted stock will become fully vested, and stock options will become fully vested and deemed exercised, as of the effective date of the sale of the company. Such stock will then be exchanged for cash at $12.50 per share (according to the terms of the merger agreement).
Communications

Q:	When and how will communication regarding the sale flow to associates?

A:	We will announce significant developments regarding the sale transaction to associates at the same time that we make public announcements to our stockholders. The new owners of the company will set communications policies following any transaction.

Q:	Is communication going out to the field?

A:	All communications regarding the sale of BEI are being made on a company-wide basis. Information is posted on Beverly’s internal and external Web sites so all associates may access it.

Q:	Where can I get additional information about the sale?

A:	The most current information about the sale transaction — including news releases and SEC filings — can be found on the BEI corporate Web site at www.beverlycorp.com. In addition, Beverly associates can find answers to frequently asked questions on the Beverly Intranet Web site.

IMPORTANT INFORMATION
On December 13, 2005, BEI filed a preliminary proxy statement relating to BEI’s solicitation of proxies with respect to its special meeting of stockholders to be held on February 14, 2006. Prior to the special meeting, BEI will furnish a definitive proxy statement to its stockholders. BEI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. BEI and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to any proposed transaction. Information regarding such individuals is included in the Company’s proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission and will be included in the definitive proxy statement relating to the proposed transaction when it becomes available. You may obtain BEI’s proxy statement, when it becomes available, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of BEI’s definitive proxy statement, when it becomes available, any amendments and supplements to the definitive proxy statement and other relevant documents by writing to BEI at 1000 Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings.”
FORWARD LOOKING STATEMENTS
The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In particular, statements regarding the consummation of the merger with Pearl Senior Care, Inc. are subject to risks that the conditions to the transaction will not be satisfied, including the risk that regulatory approvals will not be obtained.
In addition, our results of operations, financial condition and cash flows may be adversely impacted by the auction process and the announcement of the proposed transaction with Pearl Senior Care, which may impact our ability to attract and retain customers, management and employees. We have incurred and will continue to incur significant advisory fees and other expenses relating to the auction process and the proposed transaction. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.
BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.